Exhibit A

       Robert Mondavi Reports Third Quarter Fiscal 2003 Results


    OAKVILLE, Calif.--(BUSINESS WIRE)--April 24, 2003--The Robert Mondavi Corporation (NASDAQ:MOND) today announced results for its third quarter of fiscal 2003, in line with its forecast.
    The company reported a net loss of $1.6 million, or $0.10 per diluted share, for the quarter ended March 31, 2003, compared to net income of $7.6 million, or $0.46 per diluted share, a year ago. The net loss for the quarter included pre-tax inventory write-downs, asset impairment charges and employee separation expenses totaling $7.6 million, $2.2 million and $1.2 million, respectively, which were partially offset by a pre-tax gain of $6.1 million on the sale of non-strategic fixed assets. Net revenues for the quarter decreased 12 percent over the same period last year to $92.2 million, reflecting a 14 percent decrease in sales volume.
    Net income for the first nine months of the fiscal year increased by 6 percent to $16.3 million, or $1.00 per diluted share, from $15.4 million, or $0.94 per diluted share, a year ago. Net revenues for the first nine months of the fiscal year increased by 5 percent to $331.9 million, reflecting a 5 percent increase in sales volume.
    "The decrease in our sales volume and revenues this quarter reflects intensifying competition in the premium wine industry resulting from a weak U.S. economy, an oversupply of grapes and increased retail buyer power at the trade level," reported Gregory M. Evans, President and CEO. "To improve our position in this fiercely competitive market, we began implementing a number of significant changes in our business during the last month. These changes included the centralization of all marketing and sales responsibilities and all California production and vineyard operations, a workforce reduction and the sale of non-strategic assets," he added. According to Evans, the company is also evaluating other potential changes in its business, which could result in additional charges of about $10 million, the majority of which would likely occur during the fourth quarter of fiscal 2003. In addition, the increased focus on improving asset utilization has allowed Robert Mondavi to decrease total debt by $63 million over the last twelve months.
    Industry sales continued to show slow growth during the third quarter. Domestic and imported varietal wines sold in the U.S. grew
2.9 percent in volume and declined 1.1 percent in price as measured by AC Nielsen in U.S. food, drug and liquor stores for the 13 weeks ended March 15, 2003. Third quarter wholesale depletions reported by Robert Mondavi distributors, excluding Vichon Mediterranean which was divested last year, decreased by 1 percent. Part of the weakness in both industry and company sales was likely a result of Easter being three weeks later this year than last year.
    Robert Mondavi produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia di Robert Mondavi, Woodbridge Winery, Byron Vineyards and Winery, Io, Arrowood Vineyards and Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante, and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; Sena, Arboleda and Caliterra, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile; and Kirralaa and Talomas, in partnership with Southcorp and Rosemount's Oatley family. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems and Vina Errazuriz in the United States.
    R. Michael Mondavi will host a conference call to discuss the quarter's results today at 7:30 a.m. PT. A live listen-only web cast and a copy of our prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations." On July 31, 2003, a conference call and live web cast are scheduled to discuss the company's fiscal 2003 fourth quarter and full year earnings.
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*T
                            ROBERT MONDAVI
                         FINANCIAL HIGHLIGHTS
                (In thousands, except per share data)


                                 Three Months Ended Nine Months Ended
                                     March 31,          March 31,
                                 -------------------------------------
                                    2003      2002     2003      2002
                                 -------- ------------------ ---------
Cases sold                         1,986     2,299    7,106     6,791
Net revenues                     $92,164  $104,290 $331,864  $316,304
Cost of goods(1)                  62,381    57,981  200,701   178,300
Gross profit                      29,783    46,309  131,163   138,004
Gross profit %                      32.3%     44.4%    39.5%     43.6%
Operating expenses                28,341    29,429   94,963    93,043
Special charges(2)                 3,394       - -    6,504    12,240
Operating income (loss)           (1,952)   16,880   29,696    32,721
Other income (expense):
    Interest                      (5,508)   (5,877) (16,020)  (16,440)
    Other(3)                       4,852     1,130   12,275     8,293
Income (loss) before income taxes (2,608)   12,133   25,951    24,574
Income tax provision (benefit)      (965)    4,550    9,602     9,215
Net income (loss)                 (1,643)    7,583   16,349    15,359
Weighted average number of shares
 outstanding - Diluted            16,353    16,394   16,363    16,367
Earnings (loss) per share -
 Diluted                           $(.10)     $.46    $1.00      $.94

                                            At        At        At
                                          3/31/03   3/31/02   6/30/02
                                         --------- --------- ---------
Current assets                           $523,106  $508,141  $493,308
Total assets                              867,880   878,498   855,565
Current liabilities                       103,543    63,047    74,884
Total liabilities                         418,475   459,080   424,286
Shareholders' equity                      449,405   419,418   431,279
Working capital                           419,563   445,094   418,424
Total debt                                319,342   382,344   335,871
*T

(1) Includes inventory write-downs totaling $7,561 for the three and nine months ended March 31, 2003. Includes inventory and fixed asset write-downs totaling $3,750 for the nine months ended March 31, 2002.

(2) Includes asset impairment charges totaling $2,237 and $5,347, respectively, for the three and nine months ended March 31, 2003. Also includes employee separation expenses totaling $1,157 for the three months ended March 31, 2003. Includes $12,240 in special charges related to restructuring the company's Disney California Adventure project $12,240 for the nine months ended March 31, 2002.

(3) Includes a gain on the sale of fixed assets totaling $6,144 for the three and nine months ended March 31, 2003.

    Forward-looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued conflict in the Middle East, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.


    CONTACT: Robert Mondavi Corporation
             Robert Philipps, 707/251-4850